                                                                    EXHIBIT 4.1

                                   Amendment



This Amendment is made this July 14, 1995 to the Amended and Restated Depositary Agreement dated August 19, 1982 and effective June 17, 1982 between and among Dorchester Gas Corporation, a Delaware corporation ("Corporation"), Dorchester Hugoton, Ltd., a Texas limited partnership ("DH"), Mercantile National Bank at Dallas, a national banking association, as Depositary and John
R. Barnes, an individual ("Barnes"), (for himself as a general partner of DH and as attorney-in- fact for the limited partners of DH and the holders from time to time of Depositary Receipts issued under this Agreement).

                                   Witnesseth

Whereas the General Partners of Dorchester Hugoton, Ltd. have reviewed audited financial statements and various insurance policies of American Stock Transfer & Trust Company and effective August 21, 1995 have appointed American Stock Transfer & Trust Company as successor transfer agent, registrar, and depositary under the Amended and Restated Depositary Agreement dated August 19, 1982.

Whereas on July 14, 1995 by separate agreement American Stock Transfer & Trust Company agreed to be fully bound by the terms and provisions of the Amended and Restated Depositary Agreement dated August 19, 1982 as Amended through July 14, 1995.

Now therefor in consideration of the premises and promises hereinafter contained, it is agreed by and among the parties hereto as follows:

1. Article X, Section 10.01 paragraph (c) line four shall be revised to read:

                 "having a combined capital and surplus of at least 10,000,000.
                  Any successor"

Agreed to this 14th day of July 1995

                                              DORCHESTER HUGOTON, LTD.



                                                  /s/ JAMES E. RALEY
                                              by: James E. Raley, Inc.
                                                  James E. Raley, President
                                                  General Partner


                                              LIMITED PARTNERS IN
                                              DORCHESTER HUGOTON, LTD.



                                                  /s/ PRESTON A. PEAK
                                              by: Preston A. Peak
                                                  as Attorney-in-fact for
                                                  all Limited Partners

                    [DORCHESTER HUGOTON, LTD. LETTERHEAD]

                                 July 14, 1995


Mr. Harry Shulman
American Stock Transfer & Trust Company
40 Wall Street
New York, NY  10005


Dear Mr. Shulman:

As provided for in Section 3.12 of the Amended and Restated Depositary Agreement effective as of June 17, 1982 and signed on August 19, 1982, and as may have been amended from time to time in writing, we, the General Partners of Dorchester Hugoton, Ltd., do hereby appoint American Stock Transfer & Trust Company as the Sole Transfer Agent, Registrar and Depositary of Dorchester Hugoton, Ltd. We are furnishing to you with this letter a list of persons currently authorized to act in various duties for the Partnership.

By accepting the appointment as the Sole Transfer Agent, Registrar and Depositary of Dorchester Hugoton, Ltd. it is understood that American will be fully bound by the terms of the Amended and Restated Depositary Agreement, a copy of which is attached hereto. It is understood that the initial term of the appointment shall commence on August 21, 1995 for a period of three years. The monthly fee for the initial term shall be $750 plus out of pocket expenses limited to postage, envelopes, checks and cash distributions actually paid by American on behalf of Dorchester Hugoton, Ltd.

Also attached is a complete copy of the Partnership Agreement (including amendments) of Dorchester Hugoton, Ltd., a 1994 Form 10-K and a specimen stock certificate. The Partnership is authorized to issue and has issued 10,744,380 Depositary Receipts for Units of Limited Partnership Interest.

The address to be used for any correspondence or notices to Dorchester Hugoton, Ltd. shall be 9696 Skillman Street, Suite 320 - LB 42, Dallas, Texas 75243.
The address to be used for any correspondence or notices to American shall be 40 Wall Street, New York, New York 10005. Any changes in the address of either of the parties shall be made by providing the other party written notice within five days of the actual change.

                                           Sincerely,

                                           P.A. PEAK, INC.

                                           /s/ Preston A. Peak
                                           Preston A. Peak, President,
                                           P.A. Peak, Inc., General Partner


                                           JAMES E. RALEY, INC.

                                           /s/ James E. Raley
                                           James E. Raley, President,
                                           James E. Raley, Inc., General Partner

Agreed and Accepted this 14th day of July, 1995:

/s/ Harry Shulman
for American Stock Transfer & Trust Company

                              AMENDED AND RESTATED
                              DEPOSITARY AGREEMENT

        THIS AGREEMENT made and entered into on this 19th day of August, 1982 but effective as of the 17th day of June, 1982, between and among DORCHESTER GAS CORPORATION, a Delaware corporation ("Corporation"), DORCHESTER HUGOTON, LTD., a Texas limited partnership ("DH"), MERCANTILE NATIONAL BANK AT DALLAS, a national banking association, as Depositary, and JOHN R. BARNES, an individual ("Barnes"), (for himself as a general partner of DH and as attorney-in-fact for the limited partners of DH and the holders from time to time of Depositary Receipts issued under this Agreement).

                             W I T N E S S E T H :

        WHEREAS

        A. DH is a limited partnership created pursuant to a Certificate and Agreement of Limited Partnership dated as of June 16, 1982 (as amended, the "Partnership Agreement"), with Barnes, George S. Rooker and Preston A. Peak, as initial general partners, and the Corporation as the initial limited partner.

        B. The Corporation will distribute all Limited Partnership Units of DH it owns to the holders of its Common Stock of record at the close of business on July 2, 1982 and to certain key employees of the Corporation.

        C. The limited partners of DH may from time to time wish to transfer their partnership interests in DH as provided for in the Partnership Agreement, and such transfers would be facilitated by having one institution act as depositary of such interests.

        NOW, THEREFORE, in consideration of the premises and the promises hereinafter contained, it is agreed by and among the parties hereto as follows:

                                   ARTICLE I

                                  Definitions

        The following definitions shall for all purposes, unless otherwise clearly indicated, apply to the terms used in this Agreement:

        "Agreement" means this Depositary Agreement, as it may from time to time be amended or supplemented.

        "Assignee" means a person to whom one or more Units have been transferred, by assignment of a Depositary Receipt or otherwise, and who has not become a Substituted Limited Partner, and who by such assignment has an interest in DH equivalent to that of a Limited Partner but (a) limited to the rights and obligations appurtenant to a Unit to share in the profits, gains, losses, deductions, credits and cash or cash equivalent distributions, including liquidating cash or cash equivalent distributions, and (b) otherwise subject to the limitations under the Texas Uniform Limited Partnership Act on the rights of an assignee who has not become a substituted limited partner.

        "business day" means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States or of the State of Texas shall not be a business day.

        "Certificate" means a non-negotiable certificate, issued by DH, substantially in the form attached to the Partnership Agreement, evidencing ownership of one or more Units.

        "Corporate Office" means the office of the Depositary located in Dallas, Texas.

        "Corporation" means Dorchester Gas Corporation, a Delaware corporation.

        "Depositary" means Mercantile National Bank at Dallas, a national banking association organized and existing under the laws of the United States, having its principal office at 1704 Main Street, Dallas, Texas 75201, and any successor to it as Depositary under this Agreement. So long as the Depositary, the Transfer Agent and the Registrar are the same person, the term "Depositary" shall include and encompass its duties as Transfer Agent and Registrar.

        "Depositary Account" means the account established pursuant to Section
2.03 to hold Units.

        "Depositary's Agent" means an agent appointed by the Depositary as provided in Section 6.05.

        "Depositary Receipt" or "Receipt" means a Depositary Receipt, issued by the Depositary on behalf of DH pursuant to this Agreement substantially in the form of Exhibit A to this Agreement, evidencing ownership of one or more Units.

        "Depositor" means a Limited Partner or Assignee who deposits a Unit or Units under this Agreement.

        "DH" means Dorchester Hugoton, Ltd., a limited partnership organized and existing under The Texas Uniform Limited Partnership Act, having its principal office at 5735 Pineland Drive, Suite 129, Dallas, Texas 75231.

        "Distribution" means the distribution to be made by the Corporation of Units to the holders of its Common Stock of record at the close of business on July 2, 1982, and to certain key employees of the Corporation.

        "Eligible Citizen" means (a) a citizen or national of the United States, or (b) an alien lawfully admitted for permanent residence in the United States as defined in 8 USC 1101(a)(20), or (c) a private, public or municipal corporation organized under the laws of the United States or of any State or of the District of Columbia, or territory thereof, or (d) an association (including a partnership) of such citizens, nationals, resident aliens, or private, public or municipal corporations, States or political subdivisions of States.

        "General Partner" means the person or persons serving as general partners under the Partnership Agreement during the period they are so serving.

        "Initial Limited Partner" means the Corporation.

        "Limited Partner" means a person who is a limited partner in DH pursuant to the Partnership Agreement and includes the Initial Limited Partner, a Substituted Limited Partner, and any person admitted as an additional Limited Partner pursuant to the Partnership Agreement.

        "Non-citizen" means a person who is not an Eligible Citizen, and "Non-citizen Assignee" means as Assignee who has certified in a Transfer Application or otherwise that he is not an Eligible Citizen.

        "Partnership Agreement" means the Certificate and Agreement of limited Partnership of DH dated as of June 16, 1982, as it may from time to time hereafter be amended or supplemented. A copy of the Partnership Agreement as in force as of the date of this Agreement is attached to this Agreement as Exhibit B.

        "person" means an individual, corporation, partnership, trust, estate, unincorporated organization or association.

        "record holder" as applied to a Depositary Receipt means the person in whose name the Depositary Receipt is issued and the Units evidenced thereby are registered on the books of the Depositary or a Registrar; "holder" as applied to a Depositary Receipt means, if the Receipt is not endorsed, the record holder in possession thereof or, if it is endorsed to any person, the person to whom it is endorsed and who is in possession thereof or, if it is endorsed in blank, the bearer thereof.

        "Registrar" means a bank or trust company appointed to register Depositary Receipts as provided in Section 3.12; the initial Registrar being the Depositary.

        "Substituted Limited Partner" means a person who is admitted as a Limited Partner in DH pursuant to the Partnership Agreement in place of and with all the rights of a Limited Partner.

        "Transfer Agent" means a bank or trust company appointed to act as transfer agent for Depositary Receipts as provided in Section 3.12; the initial Transfer Agent being the Depositary.

        "Transfer Application" means an Application for Transfer of Units set forth on the back of the form of Depositary Receipt (Exhibit A) or in a separate instrument in substantially the same form.

        "Unit" means a unit of limited partnership interest in DH.


                                    ARTICLE II

                      Deposit of Units; Depositary Account

        Section 2.01. Deposit of Units. As soon as possible after the date hereof, the Initial Limited Partner shall deposit all Units and the Certificate therefor with the Depositary in the Depositary Account.

        Section 2.02. Documents Accompanying Deposit. The Corporation shall deliver to the Depositary a true, correct and complete list showing the names, addresses, number of shares, stop transfers, lost shares, legended shares, Non-citizen shareholders status and similar infirmities of the holders of its Common Stock of record at the close of business on July 2, 1982, the record date for the Distribution and a list of key employees who will receive Units. The Corporation and DH, jointly and severally, assume full responsibility for the completeness, correctness and accuracy of said lists, and the Corporation and DH shall indemnify and hold harmless the Depositary from all claims, loss, damages, counsel fees, demands, causes of action and other similar claims which may be alleged against the Depositary from any source due to any error or alleged error in the lists.

        Upon compliance with applicable federal and state securities laws, the Corporation shall direct the Depositary to issue Depositary Receipts in the manner directed and cause such Depositary Receipts to be mailed to the persons and addresses shown on such lists in the manner that is customary when the Depositary is acting as a transfer agent. Such mailing shall be insured under the Depositary's blanket policy or otherwise. An estimate of the value of a Unit for insurance purposes shall be provided in writing by DH to the Depositary.

        Section 2.03. Depositary Account. The Depositary shall establish, at its Corporate Office, an account, in a form and in a manner satisfactory to the Depositary, in which the deposited Units will be held.

        Section 2.04. Representations and Warranties of Depositor. The Initial Limited Partner and thereafter each person depositing one or more Units under this Agreement shall be deemed thereby to represent and warrant that
(a) he
is, or is duly authorized to be acting for, a Limited Partner or an Assignee,
(b) each such Unit and the Certificate therefor are validly issued, (c) he is the owner thereof, or duly authorized by the owner thereof to make the deposit, and (d) the owner is an Eligible Citizen if required by applicable law. The Depositary shall not be liable to DH, or any General or Limited Partner or Assignee, or any other person for any expense or damage incurred as a result of any breach by a Depositor of these representations and warranties, which shall survive the deposit of Units and the issuance of Depositary Receipts.

     Section 2.05. Representations and Warranties of DH. DH represents and warrants that (a) upon issuance, each Unit and any Certificate issued in connection therewith will be validly issued, fully paid and nonassessable, (b) any Depositary Receipt duly issued by the Depositary under this Agreement will be fully paid and nonassessable, and (c) neither DH nor any of its affiliates will at any time direct the issuance of any securities, including Units and Certificates, if such securities are required to be registered under the Securities Act of 1933 or any applicable state securities law and such registration is not in effect. The Depositary shall not be liable to any person for any expense or damage incurred as a result of any breach by DH of these representations and warranties, which shall survive the deposit of Units, Certificates and the issuance of Depositary Receipts.


                                  ARTICLE III

                              Depositary Receipts

     Section 3.01. Issuance of Depositary Receipts. (a) Upon the deposit of one or more Units, accompanied by such instruments of transfer as the Depositary may reasonably require, and upon payment of any tax or other governmental charge in respect of the deposit or of the transfer of the Units, and payment of any fee of the Depositary provided for in Article IX, the Depositary shall issue to the Depositor thereof one or more Depositary Receipts and shall deliver the Receipt or Receipts to the Depositor or to a person designated by him. One Depositary Receipt shall be issued in a denomination evidencing all of the Depositor's Units unless the Depositor elects to have Receipts issued in smaller denominations, subject to Section 3.03(b).

     (b) If a Depositor wishes to have any of his Units registered in the name of, and the Depositary Receipt therefor issued to another person designated by him, he and such person shall comply with such requirements as DH or the Depositary may impose, treating the transaction as a transfer subject to the provisions of Article IV, including the requirement that such person execute a Transfer Application.

     Section 3.02. Effect of Acceptance of Depositary Receipt. By acceptance of a Depositary Receipt, a Depositor becomes a party to this Agreement, thereby assenting to all of its provisions, and becomes bound by the terms and conditions of this Agreement and the Receipt. The effect of acceptance of a Depositary Receipt on a person designated by the Depositor pursuant to Section 3.01(b) shall be as set forth in Section 4.03 in respect of a transferee.

     Section 3.03. Form of Receipts; Denominations; Execution. (a) Depositary Receipts shall be substantially in the form of Exhibit A to this Agreement, with appropriate insertions, modifications and omissions.

     (b) Except as the Depositary may otherwise determine, Depositary Receipts may be in denominations of any number of Units, except that no Receipt shall represent a fraction of a Unit.

     (c) Depositary Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Agreement as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which Units or Depositary Receipts are or may be listed, or to conform with any usage with respect thereto, or to indicate any special limitation or restriction to which any particular Receipt may be subject, or as may be for any other reason be required.

     (d) Each Depositary Receipt shall be executed by the Depositary by the manual signature of a duly authorized employee of the Depositary. No Depositary Receipt shall be entitled to any benefits under this Agreement or be valid or obligatory for any purpose unless it has been executed by such a manual signature.

     Section 3.04. Number and Registration of Receipts. All Depositary Receipts issued by the Depositary shall be numbered consecutively. The record holder of each numbered Receipt shall be registered on the books of the Depositary in a manner permitting identification, by persons authorized to have access to the books, of all record holders and their Receipts and the Units evidenced thereby.

     Section 3.05. Combinations and Split-ups of Receipts. Upon surrender of a Depositary Receipt or Receipts for split-up or combination, at the Depositary's Corporate Office or at any other office it may designate for the purpose, and subject to the terms and conditions of this Agreement, the Depositary shall execute and deliver a new Receipt or Receipts, in authorized denominations for the number of Units requested, evidencing the same aggregate number of such Units as the number evidenced by the Receipt or Receipts surrendered.

     Section 3.06. Lost Receipts. If any Depositary Receipt is mutilated, destroyed, lost or stolen, the Depositary shall execute and deliver a Receipt of like form and tenor in exchange and substitution for the mutilated, destroyed, lost or stolen Receipt; provided that the Depositary may require the record holder of the Receipt to file with the Depositary, in a form and manner satisfactory to it, proof of the mutilation, destruction, loss or theft, and of his ownership of the Receipt, and to furnish to the Depositary reasonable indemnification (including posting indemnity bond) satisfactory to it.

     Section 3.07. Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts. As a condition precedent to the execution and delivery, transfer, split-up, combination, surrender or exchange of any Depositary Receipt, the Depositary or any Depositary's Agent may require (a) payment of a sum sufficient for reimbursement of any tax or other governmental charge with respect thereto (including any such tax or charge with respect to Units represented by the Receipt), (b) production of proof satisfactory to it as to the identity and genuineness of any signature or as to the due authorization of the action, and (c) compliance with such regulations consistent with the provisions of this Agreement as the Depositary may establish.

     Section 3.08. Cancellation and Return of Surrendered Receipts. All Depositary Receipts surrendered to the Depositary or any Depositary's Agent shall be cancelled. The Depositary shall return to DH cancelled Depositary Receipts and other instruments, documents and records in accordance with the policies and regulations of the Depositary, federal securities laws, and rules and regulations of the securities exchanges upon which Depositary Receipts are listed.

     Section 3.09. Supply of Certificates and Receipts. DH shall deliver to the Depositary from time to time such quantities of Depositary Receipts as the Depositary may request to enable the Depositary to perform its obligations under this Agreement.

     Section 3.10. Filing Proofs, Certificates and Other Information. Following the Distribution, any person presenting a Depositary Receipt may be required from time to time to file such proof of citizenship, residence or other matters, or such other information, to execute such certificates, and to make such representations and warranties as the Depositary may reasonably deem necessary or proper. The Depositary may withhold the delivery, transfer or exchange of any Depositary Receipt, or any distribution in respect thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.


     Section 3.11. Refusal of Deposit, Transfer, Etc. The delivery of Depositary Receipts or Certificates may be suspended, or the transfer of a Depositary Receipt may be refused, or the transfer, surrender or exchange of outstanding Depositary Receipts may be suspended during any period when the register of record holders of Depositary Receipts is closed, or if such action is deemed necessary or advisable by the Depositary, any of the Depositary's Agents or DH at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of this Agreement, or for any other reason.

        Section 3.12. Registrar: Transfer Agent. (a) The Depositary may, and to the extent required by any law, regulation or applicable stock exchange rule shall, with the approval of DH, appoint one or more Registrars and one or more Transfer Agents, for the Depositary Receipts. The Depositary may be appointed as Registrar or Transfer Agent, or both, if permitted by applicable law, regulation and stock exchange rule.

        (b) A Registrar or Transfer Agent may be removed and a substitute appointed by the Depositary upon the request or with the approval of DH.

        (c) The Depositary shall, at the request of DH, arrange for such facilities for the delivery, transfer, surrender and exchange of Depositary Receipts as may be required by law, regulation or applicable stock exchange rule.

                                   ARTICLE IV

                              Transfer of Receipts

        Section 4.01. Transferability. Subject to the terms and conditions of this Agreement, title to a Depositary Receipt, upon presentation of the Receipt properly endorsed, or accompanied by an instrument of transfer properly executed, by the record holder shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until a Receipt has been transferred on the books of the Depositary as provided in Section 4.02, the Depositary, notwithstanding any notice to the contrary, may treat the record holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to any distribution or to any notice provided for in this Agreement and for all other purposes.

        Section 4.02. Transfer of Receipts. Subject to the terms and conditions of this Agreement, the Depositary shall make transfer on its books from time to time of Depositary Receipts upon surrender of the Depositary Receipt or Receipts evidencing the Units owned by the record holder, in person or by duly authorized attorney, properly endorsed or accompanied by a properly executed instrument of transfer, and duly stamped as may be required by law, at the Depositary's Corporate Office or at any other office it may designate for the purpose, and thereupon the Depositary shall issue a new Depositary Receipt or Receipts evidencing the same aggregate number of Units as those evidenced by the Depositary Receipt or Receipts surrendered, and deliver the new Depositary Receipt or Receipts to the person entitled thereto. Upon such a transfer, the transferor shall be deemed to have given the transferee the right to become a Substituted Limited Partner in DH in respect of the transferred Units subject to the applicable provisions of the Partnership Agreement.

     Section 4.03. Effect of Acceptance of Depositary Receipt. By acceptance of a Depositary Receipt, a transferee in respect of the Units evidenced thereby
(a) becomes a party to this Agreement, thereby assenting to all of its provisions, (b) becomes bound by the terms and conditions of this Agreement and the Receipt, (c) shall, if accompanied by a properly executed Transfer Application, be deemed to have requested admission as a Substituted Limited Partner in DH and to have agreed to be bound by the terms and conditions of the Partnership Agreement, and (d) shall be deemed to have appointed Barnes, or any other General Partner of DH, his attorney to execute, swear to, acknowledge and file any document, including an amendment of the Partnership Agreement (and any certificate filed with the Secretary of State of Texas in lieu of the filing of the Partnership Agreement) necessary or appropriate for his admission as a Substituted Limited Partner in DH and as a party to the Partnership Agreement.

     Section 4.04. Status of Transferee. As provided in the Partnership Agreement, the transferee of a Depositary Receipt, pending his admission as a Substituted Limited Partner in DH, has the rights of an Assignee in respect of the Units evidenced by the Receipt and is entitled to admission as a Substituted Limited Partner, unless he is a Non-citizen, in which event, if applicable law requires, he shall be a Non-citizen Assignee and the General Partners of DH shall be deemed to be the Limited Partner in respect of the Units. The Units of a Limited Partner or an Assignee are subject to redemption by the General Partners as provided in the Partnership Agreement if it is determined that because that Limited Partner or Assignee is not an Eligible Citizen, DH is subject to certain risks under federal leasing law.

     Section 4.05. Filing Notice of Transfers with DH and Secretary of State of Texas. As promptly as practicable after the last business day of each month, the Depositary shall prepare as of the close of business on that day a list or other appropriate evidence of transfers of Depositary Receipts registered by the Depositary since the last business day of the preceding month (hereinafter called "transfer record"), and shall furnish the transfer record to DH. Under
Section 9.02 of the Partnership Agreement, the new record holder of a transferred Depositary Receipt as of the close of business on the last business day of the month covered by the transfer record, upon delivery to the Depositary of a properly executed Transfer Application, will if he is an Eligible Citizen, if required by applicable law, and if he has received the permission of the general partners of DH, become a Substituted Limited Partner in respect of the Units evidenced by the Receipt upon the filing for record with the Secretary of the State of Texas of an amendment of the Partnership Agreement or a certificate filed in lieu thereof.

                                   ARTICLE V

                              Withdrawal of Units

        Section 5.01. Withdrawal of Units. (a) At the written request of a Limited Partner or an Assignee for withdrawal of Units from depositor under this Agreement, and upon surrender of the Depositary Receipt or Receipts evidencing the same number of Units at the office of the Depositary or at such other office as the Depositary may designate, and upon proof satisfactory to the Depositary that the person surrendering the Receipt or Receipts is the record holder or a person duly authorized by the record holder, the Depositary shall requisition from DH and DH shall issue a Certificate or Certificates, in the name of the record holder of the surrender Receipt or Receipts, evidencing the Units being withdrawn and such other document or documents as may be necessary to show that the Units are held directly by the record holder. DH shall deliver the Certificate or Certificates and such other document or documents to the record holder or to a person designated by him, or shall forward them to such place as may be specified by, at the risk or expense of, the record holder or such person.

        (b) The Depositary shall require that a Depositary Receipt surrendered pursuant to subsection (a) of this Section for withdrawal of Units be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank along with a properly executed Transfer Application, and that the holder of the Receipt execute and deliver to the Depositary a written order directing DH to cause the Certificate or Certificates evidencing the Units being withdrawn to be delivered to or upon the written order of a person designated in such order.

        (c) If the Limited Partner or Assignee withdrawing Units pursuant to subsection (a) of this Section wishes to have any of the Units registered in the name of, and the Certificate therefor issued to, another person designated by him, he and such other person shall comply with such requirements as DH may impose, treating the transaction as a transfer subject to the provisions of
Article IV.

        (d) A Certificate will not be issued to a Non-citizen Assignee unless permitted under applicable law.

        Section 5.02. Redeposit. Redeposit of Units that have been withdrawn shall be subject to receipt by the Depositary of sixty (60) days' advance written notice and to such other conditions as may be prescribed in the Partnership Agreement and this Agreement.

                                   ARTICLE VI

                              Duties of Depositary

        Section 6.01. Reports. The Depositary shall make available for inspection by record holders of Depositary Receipts at its Corporate Office, and at such other places as it may from time to time deem advisable, during normal business hours, any report, financial statement, or communication received from DH that is both (1) received by the Depositary as the depositary or holder of Units and (2) made generally available to the owners of Units or the record holders of Depositary Receipts.

        Section 6.02. Lists of Receipt Holders. As promptly as practicable upon request by DH, the Depositary shall furnish to DH a list, as of a recent date, of the names and addresses of all record holders of Depositary Receipts and the number of Units evidenced by said Receipts.

        Section 6.03. Maintenance of Offices, Agencies, Transfer Books by Depositary. (a) The Depositary shall maintain at its Corporate Office, and at such other office or offices as it may designate, facilities for the execution and delivery, transfer, surrender and exchange of Depositary Receipts.

        (b) The Depositary shall keep books at its Corporate Office for the transfer of Depositary Receipts. The books shall be open at all reasonable times for inspection by the record holders of Depositary Receipts, provided that such inspection shall not be for the purpose of communicating with holders of Receipts in the interest of a business or object other than the business of DH or a matter related to this Agreement or the Receipts.

        (c) The Depositary may close the books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties under this Agreement.

        Section 6.04. Other Obligations. (a) DH shall take all necessary action to conform the size, material and form of Depositary Receipts to the requirements of any stock exchange on which an application may be filed to list Depositary Receipts for trading.

        (b) The Depositary in performing the services set forth in this Agreement shall comply with any additional requirements that may be imposed upon it by virtue of its being deemed a transfer agent for Depositary Receipts by any stock exchange on which Depositary Receipts are listed for trading.

        (c) The Depositary shall keep all records required to be kept, and shall file with the Securities and Exchange Commission all materials required to be filed with the Commission, under the Securities Exchange Act of 1934, by virtue of its agreement to act as Depositary under this Agreement. A copy of any material filed with the Securities and Exchange Commission shall be mailed to DH within two (2) business days after its filing.

        Section 6.05. Depositary's Agents. The Depositary may from time to time appoint agents for the purposes of this Agreement and vary or terminate the appointment of such agents. The Depositary shall notify DH of such actions.

                                  ARTICLE VII

                   Information; Distributions; Voting Rights

        Section 7.01. Duty to Furnish and Transmit Certain Information. The General Partners of DH are required by the Partnership Agreement to furnish to Limited Partners and Assignees certain reports and notices. The General Partners shall furnish or cause to be furnished to the Depositary a sufficient quantity of each such report or notice for transmittal to the Limited Partners and Non-citizen Assignees whose ownership of Units is evidenced by Depositary Receipts. Upon receipt of any such report or notice from the General Partners, the Depositary shall mail it within five (5) business days to the record holders of Depositary Receipts as of the close of business on the last business day of the month next preceding the month in which such report or notice is received by the Depositary or as of such other time as the General Partners may specify.

        Section 7.02. Distributions. (a) As provided in the Partnership Agreement, the General Partners may from time to time make distributions to Limited Partners and Assignees. To facilitate such distributions, the Depositary shall, at DH's request, furnish to DH as promptly as practicable the number of Units whose ownership is evidenced by Depositary Receipts as recorded on the books of the Depositary as of the close of business on the last business day of the month next preceding the month in which such request is made or as of such other time or such other business day as DH may specify (such time and day being hereinafter referred to as the "record date").

        (b) Notice of a proposed distribution and the calculation of the amount of the proposed distribution to be allocated to each Unit shall be given by DH to the Depositary at least ten (10) business days before the record date. DH shall deposit with the Depositary, at least five (5) business days (or, if the deposit is made in federal funds or "collected" funds, two (2) business days) before the distribution is to be made, funds sufficient to pay the distribution to the record holders of Depositary Receipts as of the record date. The Depositary shall have no duty or obligation to invest said funds pending distribution. Such deposit shall be accompanied by DH's calculation of the distribution to which the owner of a single Unit would be entitled, upon which calculation the Depositary shall be entitled to rely. The Depositary shall calculate the distribution to which each record holder of a Depositary Receipt or Receipts is entitled, based upon the number of Units evidenced by his Receipt or Receipts. The Depositary shall make distribution of the funds received from DH to the record holders of Depositary Receipts as of the record date. The day and time of the record date shall apply to record holders for purposes of the particular distribution, notwithstanding the length of time any such record holder has held any Depositary Receipt.

        Section 7.03. Voting. Whenever the Depositary receives from DH notice of any meeting at which record holders of Depositary Receipts are entitled or required to vote or of which they are entitled to notice, the Depositary shall, at the request of DH, mail to each record holder of a Receipt or Receipts as of the record date specified in the notice of meeting a copy of the notice which shall contain a statement as to the voting rights at the meeting of the holders of Receipts as of the record date. DH shall furnish the Depositary sufficient copies of said statement to accomplish the foregoing notice. Whether or not a record holder is entitled or required to vote on any matter shall be governed by the terms of this Agreement, the Partnership Agreement and applicable law. The Depositary shall have no duty or responsibility to issue notice to any person, including Non-citizen Assignees, not a record owner of a Depositary Receipt. Record holders of Depositary Receipts will not be entitled to notice as Limited Partners or the right to vote as Limited Partners unless they are Substituted Limited Partners.

                                  ARTICLE VIII

                    Status and Other Activity of Depositary;
                   Force Majeure; Immunities; Indemnification

        Section 8.01. Depositary Not a Trustee, Issuer, Etc. The Depositary is not a trustee. The Depositary shall have no legal or equitable title to Units deposited under this Agreement. The Depositary shall have no right or power to sell, invest in, pledge, mortgage, or borrow against any Units deposited under this Agreement (except for a possessory lien that may be imposed by the Depositary upon books, records, documents, or other properties for nonpayment of fees or expenses under this Agreement). Except as provided in Article VII, the Depositary shall have no right to vote in, receive distributions of or have any interest in, DH. The Depositary shall not be liable for any assessments by DH. It is intended that the Depositary shall not be deemed to be an "issuer" of securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary is acting only as a mere ministerial depositary for and record holder of Units.

        Section 8.02. Other Activity Of Depositary. The Depositary and any Depositary's Agent may own and deal in, and act as registrar and/or transfer agent for, any class of securities of Units or Depositary Receipts.

        Section 8.03. Force Majeure. Neither the Depositary nor any Depositary's Agent nor DH nor any General Partner thereof shall incur any liability to any holder of a Certificate or Depositary Receipt if by reason of any provision of any present or future law or any regulation under any present or future law of the United States of America or of any other governmental authority, or by reason of any act of God or war or other circumstance beyond its control (or in the case of the Depositary or the Depositary's Agent by reason of any provision, present or future, of the Partnership Agreement), the Depositary, any Depositary's Agent, DH or any General Partner thereof is prevented or forbidden from doing or performing any act or thing required by the terms of this Agreement to be done or performed; nor shall the Depositary, any Depositary's Agent, DH or any General Partner thereof incur liability to any holder of a Certificate or Receipt by reason of any nonperformance or delay caused as aforesaid in performance of any act or thing required by the terms of this Agreement to be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in this Agreement.

        Section 8.04. Immunities. (a) Neither the Depositary nor any Depositary's Agent nor DH nor any General Partner thereof assumes any obligation or shall be subject to any liability under this Agreement to holders of Certificates or Depositary Receipts other than that each of them agrees to act in good faith in the performance of such duties as are specifically set forth in this Agreement.

        (b) Neither the Depositary nor any Depositary's Agent nor DH nor any General Partner thereof shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of Units, Certificates or Depositary Receipts that in its opinion may involve it in expense or liability unless indemnity, in addition to that provided by Section 8.05, satisfactory to it against all expense and liability be furnished as often as may be required.

        (c) Neither the Depositary nor any Depositary's Agent nor DH nor any General Partner thereof shall be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Units for deposit, any holder of a Certificate or a Depositary Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary, any Depositary's Agent, DH and each General Partner thereof may rely and shall be protected in acting upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper person or persons.

        Section 8.05. Indemnification. (a) The Depositary shall indemnify DH and each General Partner thereof against, and hold each of them harmless from, any liability that may arise out of acts performed or omitted by the Depositary or Depositary's Agents due to gross negligence, bad faith or intentional misconduct.

     (b) DH shall indemnify the Depositary against, and hold it harmless from, any liability that may arise out of acts performed or omitted (1) by the Depositary (including its own negligence or that of Depositary's Agents), except for any liability due to gross negligence, bad faith or intentional misconduct, or (2) by DH or any of its agents.

     (c) The indemnification and immunities provided for in this Section for the Depositary, DH and the General Partners thereof shall extend to their respective officers, directors, stockholders, employees and agents.

     Section 8.06. Tax Matters. The Depositary shall have no duties, obligations or liabilities with respect to (a) allocation and distribution of federal tax benefits and responsibilities respecting DH, Limited Partners and Assignees or (b) any income or other tax reporting obligations imposed upon DH or any partner thereof to the Internal Revenue Service or any other federal, state or local taxing authority.

                                   ARTICLE IX

                            Charges, Fees, Expenses

     Section 9.01. In General. The charges, fees and reimbursable expenses of the Depositary shall be based upon the Depositary's fees charged to third parties for like services, including specifically without limitation its services as Depositary, Transfer Agent and Registrar hereunder, as the same may be adjusted from time to time. For special services or disbursements, the charge, fee or reimbursement shall be determined by mutual agreement of the Depositary and DH.

     Section 9.02. Responsibility for Expenses and Charges. DH shall be responsible for payment of all charges, fees and expenses of the Depositary other than such as are expressly provided by this Agreement to be paid by Depositors or by holders and transferees of the Depositary Receipts.

     Section 9.03. Governmental Charges. If an tax or other governmental charge becomes payable with respect to a Unit or Depositary Receipt evidenced thereby, or with respect to deposit, transfer or withdrawal of any of the foregoing, such tax or governmental charge shall be payable by the holder of the Receipt or Unit, as the case may be, or the transferee in the case of a transfer. Transfer of a Depositary Receipt or withdrawal of Units may be refused until such payment is made, and any distribution may be withheld and be applied to payment of such tax or other governmental charge, the holder or the transferee remaining liable for any deficiency.

     Section 9.04. Special Charges. If at the election of an owner of Units, or the holder or transferee of a Depositary Receipt, any delivery or communication from the Depositary is by telegram or telex or similar record telecommunication mode, or the Depositary incurs any charge or expense for which it is not otherwise liable under this Agreement, the owner, holder or transferee, as the case may be, shall be liable for such charge or expense.

        Section 9.05. Notice Requirement. The Depositary shall give notice of the imposition of any charge or fee, other than the charges described in Sections 9.03 and 9.04, upon holders or transferees of Depositary Receipts, or any change therein, to any securities exchange upon which Depositary Receipts are listed or, in the absence of such listing, by publication in a newspaper of general circulation in Dallas, Texas, and shall also give notice thereof in writing to all record holders of Receipts. The imposition of or a change in any such charge or fee shall not become effective until ninety (90) days after the date of such notice, unless it becomes effective in the form of an amendment pursuant to Section 10.02.


                                   ARTICLE X

                  Resignation; Removal; Amendment; Termination

        Section 10.01. Resignation and Removal of Depositary; Appointment of Successor Depositary. (a) The Depositary may at any time resign as Depositary under this Agreement by written notice of its election to do so delivered to DH, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

        (b) The Depositary may at any time be removed by DH by written notice of removal delivered to the Depositary, such removal to be effective upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.

        (c)  If the Depositary resigns or is removed, DH shall, within thirty
(30) days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a bank or trust company having a combined capital and surplus of at least $20,000,000. Any successor Depositary shall execute and deliver to its predecessor and to DH an instrument in writing accepting its appointment, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor. The predecessor, upon payment of all sums due it and on the written request of DH, shall execute and deliver an instrument transferring to the successor Depositary all rights and powers of the predecessor under this Agreement, shall duly transfer all Units and Certificates on deposit to the successor Depositary, and shall deliver to the successor Depositary a list of the record holders of all outstanding Depositary Receipts. Any successor Depositary shall promptly mail notice of its appointment to the record holders of Depositary Receipts.

     (d) Any corporation into or with which the Depositary may be merged or consolidated shall be the successor of the Depositary without the execution or filing of any document or any further act.

     Section 10.02. Amendment. (a) Any provision of this Agreement, including the form of Depositary Receipt and the form of Transfer Application, may at any time and from time to time be amended by agreement between DH and the Depositary in any respect deemed necessary or desirable by them that does not adversely affect any substantial right of record holders of Receipts.

     (b) The record holders of Depositary Receipts representing twenty-five percent (25%) or more of the Units may at any time propose an amendment or amendments of this Agreement.

     (c) Any amendment of this Agreement that imposes any fee, tax or charge (other than fees and charges provided for in this Agreement) upon, or otherwise adversely affects any substantial right of record holders of Depositary Receipts shall not be effective until the expiration of thirty (30) days after notice of the amendment has been given to the record holders of Receipts or, if the amendment is presented for a vote of the record holders of Receipts, until it has been approved by the affirmative vote of the record holders of Receipts representing fifty percent (50%) or more of the Units that are on deposit with the Depositary at the time.

     (d) For the purpose of considering any amendment of this Agreement that adversely affects any substantial right of the record holders of Depositary Receipts or any amendment proposed by record holders of Receipts as provided in subsection (b) of this Section but not adopted by the Depositary and DH, DH shall call a meeting of the record holders of Receipts to be held at a place in Dallas, Texas designated by DH. The call shall set forth the time, place and purpose of the meeting and notice thereof shall be mailed at least twenty (20) days before the meeting to each record holder at the close of business on the record date selected by DH for the purpose of the meeting. Any record holder may waive such notice. At the meeting each record holder shall have one vote for each Unit evidenced by each Depositary Receipt registered in his name and may cast such vote in person or by proxy. At the meeting the presence in person or by proxy of record holders of Depositary Receipts evidencing at least fifty percent (50%) of the Units that are on deposit with the Depositary at the time shall be necessary to constitute a quorom. If a proposed amendment is approved by the record holders of Depositary Receipts evidencing fifty percent (50%) or more of the Units that are on deposit at the record date and if, in the case of an amendment that alters the duties or liabilities of the Depositary, DH or any General Partner thereof, it is approved in writing by whichever of them is or are affected, the amendment shall be declared adopted, and upon filing with the Depositary of a certificate of the proceedings of the meeting, verified by the chairman and the secretary thereof, together with any such approval, the amendment shall thereupon become effective.

     (e) In lieu of adoption at a meeting as provided in subsection (d) of this Section, an amendment of this Agreement may be approved if record holders of Depositary Receipts as of a record date selected by DH representing fifty percent (50%) or more of the Units that are on deposit with the Depositary at the time consent thereto in writing filed with DH.

     (f) DH shall give notice as promptly as practicable of any amendment of this agreement to each securities exchange upon which the Depositary Receipts are listed and shall also give notice thereof in writing to all record holders of Receipts. In the discretion of DH, the text or substance of any amendment may be incorporated in the Depositary Receipts issued after its adoption.

     (g) Every record holder of a Depositary Receipt at the time any amendment of this Agreement becomes effective shall be deemed, by continuing to hold the Receipt, to consent and agree to the amendment and to be bound by this Agreement as amended thereby.

     (h) No amendment of this Agreement shall impair the right of the record holder of any Depositary Receipt to surrender the Receipt and withdraw any or all of the Units evidenced thereby.

     Section 10.03. Termination. (a) The Depositary shall terminate this Agreement, whenever directed to do so by DH, by mailing notice of termination to the record owners of all Depositary Receipts then outstanding at least thirty (30) days before the date fixed for the termination in such notice.

     (b) The Depositary may terminate this Agreement if, after the Depositary has delivered to DH a written notice of its election to resign, sixty (60) days has elapsed and a successor Depositary has not accepted its appointment as provided in Section 10.01. The Depositary shall mail notice of termination to the record holders of all outstanding Depositary Receipts. Termination shall be effected on the date fixed in the notice, which shall be at least thirty (30) days after it is mailed.

     (c) Upon termination of this Agreement, the Depositary shall discontinue the transfer of Depositary Receipts, shall suspend the distribution of reports, notices and disbursements to the record holders thereof, and shall not give any further notices (other than notice of such termination) or perform any further acts under this Agreement except that DH shall continue to deliver Units together with any distributions received with respect thereto in exchange for Receipts surrendered to DH pursuant to Section 5.01. Upon request of DH, the Depositary shall deliver all books, records, Certificates, Depositary Receipts and other documents respecting the subject matter of this Agreement to DH.

        (d) Upon termination of this Agreement, DH, its General Partners and the Limited Partners shall be discharged from all obligations under this Agreement, except for the obligations of DH under Section 8.05 and Article IX.

                                   ARTICLE XI

                                 Miscellaneous

        Section 11.01. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Copies of this Agreement shall be filed with the Depositary and shall be open to inspection during business hours at the Depositary's Corporate Office by any record holder of a Depositary Receipt.

        Section 11.02. Exclusive Benefit of Parties. This Agreement is for the exclusive benefit of the parties hereto, and their respective successors, and shall not be deemed to give any legal or equitable right, remedy, or claim to any other person.

        Section 11.03. Invalidity Of Provisions. If any provision of this Agreement or of the Depositary Receipts is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected thereby.

        Section 11.04. Notices. (a) Any notice to be given any party to this Agreement shall be deemed to have been duly given if personally delivered or sent by mail or by telegram or telex confirmed by letter, addressed to the party in the manner and at the address shown below, or at such address as the party has specified in a notice given in accordance with this Section.

        To DH:

        Dorchester Hugoton, Ltd.
        Attention: John R. Barnes
        5735 Pineland Drive
        Suite 129
        Dallas, Texas  75231

        To Barnes:

        John R. Barnes
        5735 Pineland Drive
        Suite 129
        Dallas, Texas  75231

     To the Depositary:

     Mercantile National Bank at Dallas
     Attention:  Corporation Trust Department
     1704 Main Street
     Dallas, Texas 75201 (for personal, telegram, or telex delivery) P.O. Box 225415
     Dallas, Texas 75265 (for delivery or confirmation by mail)

     (b) Any notice to be given to any record holder of a Depositary Receipt shall be deemed to have been duly given if personally delivered or sent by mail or by telegram or telex confirmed by letter, addressed to him at his address as it appears on the books of the Depositary, or if he has filed with the Depositary a written request that notices intended for him be mailed to some other address, at the address designated in such request.

     (c) Delivery of a notice sent by mail or by telegram or telex shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a telegram or telex message) is deposited, postage prepaid, in a post-office letter box. The Depositary or the General Partners of DH or DH may, however, act upon any telegram or telex message received by it or them from either of the others or from any holder of a Depositary Receipt of a Certificate, notwithstanding that such telegram or telex message is subsequently confirmed by letter as aforesaid.

     Section 11.05. Holders of Receipts to be Parties. The holders of Depositary Receipts from time to time shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts.

     Section 11.06. Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     Section 11.07. Governing Law. This Agreement and the Depositary Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by and construed in accordance with the laws of the State of Texas.

     Section 11.08. Captions. The headings of articles and sections in this Agreement and in the form of Depositary Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Agreement or of any Receipt or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipt.

     IN WITNESS WHEREOF, the Corporation, DH, Barnes (for himself as a General Partner of DH and as attorney-in-fact of the Limited Partners) and the Depositary have duly executed this Agreement as of the day and year first above set forth.

                                DORCHESTER GAS CORPORATION

                                By: /s/ George S. Rooker
                                    --------------------------------------
                                    George S. Rooker, Chairman of the
                                    Board and Chief Executive Officer


                                DORCHESTER HUGOTON, LTD.

                                By: /s/ John R. Barnes
                                    --------------------------------------
                                    John R. Barnes, General Partner


                                LIMITED PARTNERS IN DORCHESTER
                                HUGOTON, LTD.

                                By John R. Barnes, as Attorney-in-fact
                                   for all Limited Partners

                                By: /s/ John R. Barnes
                                    -------------------------------------
                                    John R. Barnes


                                MERCANTILE NATIONAL BANK AT DALLAS

                                By: /s/ Lonnie G. Diggs
                                    -------------------------------------
                                                          Vice President